Code word for this Charter Party “SHELLTIME 4” Issued December 1984
Time Charter Party
LONDON.

IT IS THIS DAY 28 DECEMBER 2006 AGREED between SHINYO OCEAN LIMITED	1
of Hong Kong	( hereinafter referred to as “ Owners ” ) , being Owners of the	2
Good Hong Kong flag, motor vessel called	“FORMOSAPETROL ACE” TBR “SHINYO OCEAN”	3
( hereinafter referred to as “ the vessel ” ) described as per Clause 1 hereof and FORMOSA PETROCHEMICAL	4
CORPORATION of Taiwan ( hereinafter referred to as “Charterers” ) :	5

Description and	1.	At the date of delivery of the vessel under this charter	6
Condition of	(a)	she shall be classed: NK	7
Vessel	(b)	she shall be in every way fit to carry maximum three grades non heat crude petroleum and/or dirty products within vessel’s natural segregation;	8
(c)	she shall be tight, staunch, strong, in good order and condition, and in every way fit for the	9
service, with her machinery, boilers, hull and other equipment ( including but not limited to hull stress calculator	10
and radar ) in good and efficient state:	11
(d)	her tanks, valves and pipelines shall be oil-tight:	12
(e)	she shall be in every way fitted for burning	13
~~at sea - fueloil with a maximum viscosity of~~ 	~~Centistokes at 50 degrees Centigrade/any~~	14
~~commercial grade of fueloil (“ACGFO”) for main propulsion, marine diesel oil/ACGFO~~	15
~~for auxiliaries~~	16
~~in port - marine diesel oil / ACGFO for auxiliaries:~~ see Clause 24	17
(f)	she shall comply with the regulations in force so as to enable her to pass through the Suez	18
Canal ~~and Panama Canals~~ by day and night without delay:	19
(g)	she shall have on board all certificates, documents and equipment required from time to time	20
by any applicable law to enable her to perform the charter service without delay:	21
(h)	she shall comply with the description in Form B appended hereto, provided however that if there	22
is any conflict between the provisions of Form B and any other provision, including this Clause 1, of this charter	23
such other provision shall govern.	24

Shipboard	2.	(a)	At the date of delivery of the vessel and throughout the period under this charter	25
Personnel	(i)	she shall have a full and efficient complement of master, officers and crew for a vessel	26
and their duties	of her tonnage, who shall in any event be not less than the number required by the laws of the flag state and who shall be	27
trained to operate the vessel and her equipment competently and safely:	28
(ii)	all shipboard personnel shall hold valid certificates of competence in accordance with the	29
requirements of the law of the flag state:	30
(iii)	all shipboard personnel shall be trained in accordance with the relevant provisions of the	31
International Convention on Standards of Training, Certification and Watchkeeping for Seafarers 1978:	32
(iv)	there shall be on board sufficient personnel with a good working knowledge of	33
the English language to enable cargo operations at loading and discharging places to be carried out efficiently and safely and	34
to enable communications between the vessel and those loading the vessel or accepting discharge therefrom to be	35
carried out quickly and efficiently.	36
(b)	Owners guarantee that throughout the charter service the master shall with the vessel’s officers	37
and crew, unless otherwise ordered by Charterers,	38
(i)	prosecute all voyages with the utmost despatch:	39
(ii)	render all customary assistance: and	40
(iii)	load and discharge cargo as rapidly as possible when required by Charterers or their	41
agents to do so, by night or by day, but always in accordance with the laws of the place of loading or discharging (as the	42
case may be) and in each case in accordance with any applicable laws of the flag state.	43

Duty to	3.	(i)	Throughout the charter service Owners shall, whenever the passage of time, wear and tear or any	44
Maintain	event ( whether or not coming within Clause 27 hereof ) requires steps to be taken to maintain or restore the	45
conditions stipulated in Clauses 1 and 2 (a), exercise due diligence so to maintain or restore the vessel.	46
(ii)	If at any time whilst the vessel is on hire under this charter the vessel fails to comply with the	47
requirements of Clauses 1, 2 (a) or 10 then hire shall be reduced to the extent necessary to indemnify Charterers	48
for such failure. If and to the extent that such failure affects the time taken by the vessel to perform any services	49
under this charter, hire shall be reduced by an amount equal to the value, calculated at the rate of hire of the time	50
so lost.	51
Any reduction of hire under this sub-Clause (ii) shall be without prejudice to any other remedy	52
available to Charterers, but where such reduction of hire is in respect of time lost, such time shall be excluded	53
from any calculation under Clause 24.	54
(iii)	If Owners are in breach of their obligation under Clause 3 (i) Charterers may so notify Owners in	55
writing: and if after the expiry of 30 days following the receipt by Owners of any such notice, Owners have failed	56
to demonstrate to Charterers reasonable satisfaction the exercise of due diligence as required in Clause 3 (i), the	57
vessel shall be off-hire, and no further hire payments shall be due, until Owners have so demonstrated that they	58
are exercising such due diligence.	59

~~Furthermore, at any time while the vessel is off-hire under this Clause 3 Charterers have the~~	60
~~option to terminate this charter by giving notice in writing with effect from the date on which such notice of~~	61
~~termination is received by Owners or from any later date stated in such notice. This sub-Clause (iii) is without~~	62
~~prejudice to any rights of Charterers or obligations of Owners under this charter or otherwise ( including without~~	63
~~limitation Charterers’ rights under Clause 21 hereof ).~~ see Clause 70	64
Period Trading	4.	Owners agree to let and Charterers agree to hire the vessel for a period of ,ten (10) years plus or minus thrity (30) days at Charterers’ option	65
Limits	commencing from the time of vessel’s notice of readiness tendering at the delivery port and cease from the time of vessel’s sailing (off pilot) from last port ~~and date of delivery of the vessel~~, for the purpose of carrying all lawful merchandise	66
( subject always to Clause 28 ) including in particular no heat crude oil	67

in any part of the world, as Charterers shall direct, subject to the limits of the current British Institute Warranties	68
and any subsequent amendments thereof (See Clause 99). Notwithstanding the foregoing, but subject to Clause 35. Charterers	69
may order the vessel to ice-bound waters or to any part of the world outside such limits provided that Owners	70
consent thereto ( such consent not to be unreasonably withheld ) and that Charterers pay for any insurance	71
premium required by the vessel’s underwriters as a consequence of such order.	72
Charterers shall use due diligence to ensure that the vessel is only employed between and at safe places	73
( which expression when used in this charter shall include ports, berths, wharves, docks, anchorages, submarine	74
lines, alongside vessels or lighters and other locations including locations at sea ) where she can safely lie always	75
afloat. Notwithstanding anything contained in this or any other clause of this charter. Charterers do not warrant	76
the safety of any place to which they order the vessel and shall be under no liability in respect thereof except for	77
direct loss or damage caused by their failure to exercise due diligence as aforesaid. Subject as above, the vessel shall be	78
loaded and discharged at any places as Charterers may direct, provided that Charterers shall exercise due	79
diligence to ensure that any ship-to-ship transfer operations shall conform to standards not less than those set out	80
in the latest published edition of the ICS/OCIMF Ship-to-Ship Transfer Guide	81
The vessel shall be delivered by Owners at a port in Taiwan, Hong Kong or Singapore in Owner’s Option	82

~~at Owners’ option~~ and redelivered to Owners at a port Japan - Singapore range	83

at Charterers’ option.	84

Laydays/	5.	The vessel shall not be delivered to Charterers before 5th January 2007 and Charterers shall	85
Cancelling	have the option of cancelling this charter if the vessel is not ready and at their disposal on or before 21st January 2007	86

Owners to	6.	Owners undertake to provide and to pay for all provisions, wages and shipping and discharge fees	87
Provide	and all other expenses of the master, officers and crew; also except as provided in Clauses 4 and 34 hereof, for all	88
insurance on the vessel, for all deck, cabin and engine-room stores and for water; for all drydocking, overhaul,	89
maintenance and repairs to the vessel; and for all fumigation expenses and de-rat certificates. Owners’	90
obligations under this Clause 6 extend to all liabilities for customs or import duties arising at any time during the	91
performance of this charter in relation to the personal effects of the master, officers and crew, and in relation to	92
the stores, provisions and other matters aforesaid which Owners are to provide and pay for and Owners shall	93
refund to Charterers any sums Charterers or their agents may have paid or been compelled to pay in respect of	94
any such liability. Any amounts allowable in general average for wages and provisions and stores shall be credited	95
to Charterers insofar as such amounts are in respect of a period when the vessel is on-hire.	96

Charterers to	7.	Charterers shall provide and pay for all fuel ( except fuel used for domestic services ), towage and	97
Provide	pilotage and shall pay agency fees, port charges, commissions, expenses of loading and unloading cargoes, canal	98
dues and all charges other than those payable by Owners in accordance with Clause 6 hereof, provided that all	99
charges for the said items shall be for Owners’ account when such items are consumed, employed or incurred for	100
Owners’ purposes or while the vessel is off-hire ( unless such items reasonably relate to any service given or	101
distance made good and taken into account under Clause 21 or 22 ); and provided further that any fuel used in	102
connection with a general average sacrifice or expenditure shall be paid for by Owners.	103

Rate of	8.	Subject as herein provided, Charterers shall pay for the use and hire of the vessel at the rate of	104
Hire	US $ 38,500/= per day and pro rata for any part of a day, (all inclusive of overtime and communication) from the time and date of her	105
delivery ( local time ) until the time and date of her redelivery ( local time ) to Owners.	106

Payment of	9.	Subject to Clause 3 (iii), payment of hire shall be made in immediately available funds to : HSBC Bank, USA (SWIFT : MRMDUS33) In Favour Of DVB Group Merchant Bank (Asia) Ltd. (SWIFT: DVKBSGSG) Account No. 003.305.189 For credit to Shinyo Ocean Limited Account No. 190.001.3622	107
Hire
~~Account~~	108

	In US Dollars			per calendar month in advance, less:	109
			(i)	any hire paid which Charterers reasonably estimate to relate to off-hire periods	110
			(ii)	any amounts disbursed on Owners’ behalf, any advances and commission thereon, and	111
	charges which are for Owners’ account pursuant to any provision hereof, and				112
			(iii)	any amounts due or reasonably estimated to become due to Charterers under Clause 3 (ii) or	113
	24 hereof,				114
	any such adjustments to be made at the due date for the next monthly payment after the facts have been				115
	ascertained. Charterers shall not be responsible for any delay or error by Owners’ bank in crediting Owners’				116
	account provided that Charterers have made proper and timely payment.				117
		In default of such proper and timely payment,			118
		(a)	Owners shall notify Charterers of such default and Charterers shall within seven days of receipt of		119
	such notice pay to Owners the amount due including interest, failing which Owners may withdraw the vessel from				120
	the service of Charterers without prejudice to any other rights Owners may have under this charter or otherwise				121
	and				122
		(b)	Interest on any amount due but not paid on the due date shall accrue from the day after that date		123
	up to and including the day when payment is made, at a rate per annum which shall be 1% above the U.S. Prime				124
	Interest Rate as published by the Chase Manhattan Bank in New York at 12.00 New York time on the due date				125
	or, if no such interest rate is published on that day, the interest rate published on the next preceding day on which				126
	such a rate was so published, computed on the basis of a 360 day year of twelve 30-day months, compounded				127
	semi-annually.				128

Space	10.	The whole reach, burthen and desks of the vessel and any passenger accommodation ( including			129
Available to	Owners’ suite ) shall be at Charterers’ disposal, reserving only proper and sufficient space for the vessel’s master,				130
Charterers	officers, crew, tackle, apparel, furniture, provisions and stores, provided that the weight of stores on board shall				131
	not, unless specially agreed, exceed 600			tonnes at any time during the charter period.	132

Overtime	11.	Overtime pay of the master, officers and crew in accordance with ship’s articles shall be for ~~Charterers’~~ Owners’			133
	account when incurred, as a result of complying with the request of Charterers or their agents, for loading,				134
	discharging, heating of cargo, bunkering or tank cleaning.				135

Instructions	12.	Charterers shall from time to time give the master all requisite instructions and sailing directions and			136
and Logs	he shall keep a full and correct log of the voyage or voyages, which Charterers or their agents may inspect as				137
	required. The master shall when required furnish Charterers or their agents with a true copy of such log and with				138
	properly completed loading and discharging port sheets and voyage reports for each voyage and other returns as				139
	Charterers may require. Charterers shall be entitled to take copies at Owners’ expense of any such documents				140
	which are not provided by the master.				141

Bills of	13.	(a)	The master ( although appointed by Owners ) shall be under the orders and direction of		142
Lading	Charterers as regards employment of the vessel, agency and other arrangements, and shall sign bills of lading as				143
	Charterers or their agents may direct ( subject always to Clause 35 (a) and 40 ) without prejudice to this charter.				144
	Charterers hereby indemnify Owners against all consequences or liabilities that may arise				145
			(i)	from signing bills of lading in accordance with the directions of Charterers or their agents to	146
	the extent that the terms of such bills of lading fail to conform to the requirements of this charter, or (except as				147
	provided in Clause 13 (b) ) from the master otherwise complying with Charterers’ or their agents’ orders:				148
			(ii)	from any irregularties in papers supplied by Charterers or their agents	149
		~~(b)~~	~~Notwithstanding the foregoing, Owners shall not be obliged to comply with any orders from~~		150
	~~Charterers to discharge all or part of the cargo~~				151
			~~(i)~~	~~at any place other than that shown on the bill of lading and/or~~	152
			~~(ii)~~	~~without presentation of an original bill of lading~~	153
			~~unless they have received from Charterers both written confirmation of such orders and an~~		154
	~~indemnity in a form acceptable to Owners.~~ See Clause 46				155

Conduct of	14.	If Charterers complain of the conduct of the master or any of the officers or crew, Owners shall			156
Vessel’s	immediately investigate the complaint. If the compliant proves to be well founded, Owners shall, without delay,				157
Personnel	make a change in the appointments and Owners shall in any event communicate the result of their investigations				158
	to Charterers as soon as possible.				159

Bunkers at	15.	~~Charterers shall accept and pay for all bunkers on board at the time of delivery and Owners shall on~~ 			160
Delivery and	~~redelivery ( whether it occurs at the end of the charter period or on the earlier termination of this charter ) accept~~ 				161
Redelivery	~~and pay for all bunkers remaining on board, at the then-current market prices at the port of delivery or redelivery~~				162
	~~as the case may be, or if such prices are not available payment shall be at the then-current market prices at the~~				163
	~~nearest port at which such prices are available; provided that if delivery or redelivery does not take place in a port~~				164
	~~payment shall be at the price paid at the vessel’s last port of bunkering before delivery or redelivery, as the case~~				165
	~~may be. Owners shall give Charterers the use and benefit of any fuel contacts they may have in force from time to~~				166

~~time, if so required by Charterers, provided suppliers agree.~~ Charterers shall accept and pay for all bunkers on board (ship’s figure) at the time of delivery at Owners’ actual purposed price indicated in the copies of vouchers. Owners shall accept and pay for all bunkers on board (ship’s figure) at the time of redelivery (whether it occurs at the end of the charter period or on an earlier termination of this charter) at Charterers’ actual purchased price indicated in the copies of vouchers. On delivery/redelivery, Owners and Charterers shall replenish the vessel with sufficient bunkers to reach the nearest bunkering or loading port at Charterers’/Owners’ option respectively
					167

Stevedores,	16.	Stevedore when required shall be employed and paid by Charterers, but this shall not relieve Owners			168
Pilots, Tugs	from responsibility at all times for proper stowage, which must be controlled by the master who shall keep a strict				169
	account of all cargo loaded and discharged. Owners hereby indemnify Charterers, their servants and agents				170
	against all losses, claims, responsibilities and liabilities arising in any way whatsoever from the employment of				171
	pilots, tugboats or stevedores, who although employed by Charterers shall be deemed to be the servants of and in				172
	the service of Owners and under their instructions ( even if such pilots, tugboats personnel or stevedores are in fact				173
	the servants of Charterers, their agents or any affiliated company ): provided, however that				174

(i)	the foregoing indemnity shall not exceed the amount to which Owners would have been	175
entitled to limit their liability of they had themselves employed such pilots, tugboats or stevedores and	176
(ii)	Charterers shall be liable for any damage to the vessel caused by or arising out of the use of	177
stevedores, fair wear and tear excepted, to the extent that Owners are unable by the exercise of due diligence to	178
obtain redress therefore from stevedores.	179

Supernumeraries	17.	Charterers may send maximum two representatives with due pre-notice to Owners and Master in the vessel’s available accommodation upon any voyage made	180
under this charter. Owners finding provisions and all requisites as supplied to officers, except liquors. Charterers	181
paying at the rate of U.S.$15.00	per day for each representative while on board the vessel.	182

Sub-letting	18.	Charterers may sub-let the vessel, but shall always remain responsible to Owners for due fulfilment of	183
this charter. Head Owners shall not be responsible for changing the colour of vessel and its funnel mark in complying with sublet Charterers’ requirements and re-instatements of original colour and funnel mark on redelivery of the vessel from sublet Charterers to Charterers. Charterers shall pay for all time, expense and materials whatsoever.	184

Final Voyage	19.	If when a payment of hire is due hereunder Charterers reasonably expect to redeliver the vessel before	185
the next payment of hire would fall due, the hire to be paid shall be assessed on Charterers’ reasonable estimate of	186
the time necessary to complete Charterers’ programme up to redelivery, and from which estimate Charterers	187
may deduct amounts due or reasonably expected to become due for	188
(i)	Disbursements on Owners’ behalf or charges for Owners’ account pursuant to any provision	189
hereof, and	190
(ii)	Bunkers on board at redelivery pursuant to Clause 15.	191
Promptly after redelivery any overpayment shall be refunded by Owners or any underpayment made	192
good by Charterers.	193
If at the time this charter would otherwise terminate in accordance with Clause 4 the vessel is on a	194
ballast voyage to a port of redelivery or is upon a laden voyage, Charterers shall continue to have the use of the	195
vessel at the same rate and conditions as stand herein for as long as necessary to complete such ballast voyage or	196
to complete such laden voyage and return to a port of redelivery as provided by this charter, as the case may be	197

Loss of	20.	Should the vessel be lost, this charter shall terminate and hire shall cease at noon on the day of her loss:	198
Vessel	should the vessel be a constructive total loss, this charter shall terminate and hire shall cease at noon on the day on	199
which the vessel’s underwriters agree that the vessel is a constructive total loss: should the vessel be missing, this	200
charter shall terminate and hire shall cease at noon on the day on which she was last heard of. Any hire paid in	201
advance and not earned shall be returned to Charterers and Owners shall reimburse Charterers for the value of	202
the estimated quantity of bunkers on board at the time of termination, at the price paid by Charterers at the last	203
bunkering port.	204

Off-hire	21.	(a)	On each and every occasion that there is loss of time ( whether by way of interruption in the	205
vessel’s service or from reduction in the vessel’s performance, or in any other manner )	206
(i)	due to deficiency of personnel or stores; repairs; gas-freeing of repairs; time in and waiting	207
to enter dry dock for repairs, breakdown ( whether partial or total ) of machinery, boilers or other parts of the	208
vessel or her equipment ( including without limitation tank coatings ); overhaul, maintenance or survey; collision,	209
stranding, accident or damage to the vessel; or any other similar cause preventing the efficient working of the	210
vessel; and such loss continues for more than three consecutive hours ( if resulting from interruption in the vessel’s	211
service ) or cumulates to more than three hours ( if resulting from partial loss of service ); or	212
(ii)	due to industrial action, refusal to sail, breach of orders or neglect of duty on the part of the	213
master, officers or crew; due to indusrial action onboard or	214
(iii)	for the purpose of obtaining medical advice or treatment for or landing any sick or injured	215
person ( other than a Charterers’ representative carried under Clause 17 hereof ) or for the purpose of landing the	216
body of any person ( other than a Charterers’ representative ), and such loss continues for more than three	217
consecutive hours; or	218
(iv)	due to any delay in quarantine arising from the master, officers or crew having had	219
communication with the shore at any infected area without the written consent or instructions of Charterers or	220
their agents, or to any detention by customs or other authorities caused by smuggling or other infraction of local	221
law on the part of the master, officers or crew; or	222
(v)	due to detention of the vessel by authorities at home or aboard attributable to legal action	223
against or breach of regulations by the vessel, the vessel’s owners, or owners ( unless brought about by the act or	224
neglect of Charterers ); then	225
without prejudice to Charterers’ rights under Clause 3 or to any other rights of Charterers	226
hereunder or otherwise the vessel shall be off-hire from the commencement of such loss of time until she is again	227
ready and in an efficient state to resume her service from a position not less favourable to Charterers than that at	228
which such loss of time commenced; provided, however, that any service given or distance made good by the	229
vessel whilst off-hire shall be taken into account in assessing the amount to be deducted from hire.	230
(b)	If the vessel fails to proceed at an guaranteed speed pursuant to Clause 24, and such failure	231
arises wholly or partly from any of the causes set out in Clause 21 (a) above, then the period for which the vessel	232
shall be off-hire under this Clause 21 shall be the difference between	233
(i)	the time the vessel would have required to perform the relevant service at such guaranteed	234
speed and	235
(ii)	the time actually taken to perform such service ( including any loss of time arising from	236
interruption in the performance of such service ).	237

For the avoidance of doubt, all time included under (ii) above shall be excluded from any	238
computation under Clause 24.	239

(c)	Further and without prejudice to the foregoing, in the event of the vessel deviating ( which	240
expression includes without limitation putting back, or putting into any port other than that to which she is bound	241
under the instructions of Charterers ) for any cause or purpose mentioned in Clause 21 (a), the vessel shall be	242
off-hire from the commencement of such deviation until the time when she is again ready and in an efficient state	243
to resume her service from a position not less favourable to Charterers than that at which the deviation	244
commenced, provided, however, that any service given or distance made good by the vessel whilst so off-hire	245
shall be taken into account in assessing the amount to be deducted from hire. If the vessel, for any cause or	246
purpose mentioned in Clause 21 (a), puts into any port other than the port to which she is bound on the	247
instructions of Charterers, the port charges, pilotage and other expenses at such port shall be borne by Owners.	248
Should the vessel be driven into any port or anchorages by stress of weather hire shall continue to be due and	249
payable during any time lost thereby.	250
(d)	If the vessel’s flag state becomes engaged in hostilities, and Charterers in consequence of such	251
hostilities find it commercially impracticable to employ the vessel and have given Owners written notice thereof	252
then from the date of receipt by Owners of such notice until the termination of such commercial impracticability	253
the vessel shall be off-hire and Owners shall have the right to employ the vessel on their own account.	254
(e)	Time during which the vessel is off-hire under this charter shall count as part of the charter	255
period..	256

Periodical	22.	~~(a)~~	~~Owners have the right and obligation to drydock the vessel at regular intervals of~~	257
Drydocking	~~On each occasion Owners shall propose to Charterers a date on which they wish to~~ 	258
~~drydock the vessel, not less than~~ 	~~before such date and Charterers shall offer a port for~~	259
~~such periodical drydocking and shall take all reasonable steps to make the vessel available as near to such date as~~	260
~~practicable.~~	261
~~Owners shall put the vessel in drydock at their expense as soon as practicable after Charterers~~	262
~~place the vessel at Owners’ disposal clear of cargo other than tank washings and residues. Owners shall be~~ 	263
~~responsible for and pay for the disposal into reception facilities of such tank washings and residues and shall have~~	264
~~the right to retain any monies received therefor, without prejudice to any claim for loss of cargo under any bill of~~	265
~~lading or this charter.~~	266
~~(b)~~	~~If a periodical drydocking is carried out in the port offered by Charterers ( which must have~~ 	267
~~suitable accommodation for the purpose and reception facilities for tank washings and residues ), the vessel shall~~	268
~~be off-hire from the time she arrives at such port until drydocking is completed and she is in every way ready to~~	269
~~resume Charterers’ service and is at the position at which she went off-hire or a position no less favourable to~~ 	270
~~Charterers, whichever she first attains. However,~~	271
~~(i)~~	~~provided that Owners exercise due diligence in gas-freeing, any time lost in gas-freeing to~~	272
~~the standard required for entry into drydock for cleaning and painting the hull shall not count as off-hire, whether~~	273
~~lost on passage to the drydocking port or after arrival there ( notwithstanding Clause 21 ), and~~	274
~~(ii)~~	any additional time lost in further gas-freeing to meet the standard required for hot work or	275
~~entry to cargo tanks shall count as off-hire, whether lost on passage to the passage to the drydocking port or after arrival there.~~	276
~~Any time which, but for sub-Clause (i) above, would be off-hire, shall not be included in any~~	277
~~calculation under Clause 24.~~	278
~~The expenses of gas-freeing, including without limitation the cost of bunkers, shall be for~~ 	279
~~Owners’ account.~~	280
~~(c)~~	~~If Owners require the vessel, instead of proceeding to the offered port, to carry out periodical~~	281
~~drydocking at a special port selected by them, the vessel shall be off-hire from the time when she is released to~~	282
~~proceed to the special port until she next presents for loading in accordance with Charterers’ instructions,~~	283
~~provided, however, that Charterers shall credit Owners with the time which would have been taken on passage at~~	284
~~the service speed had the vessel not proceeded to drydock. All fuel consumed shall be paid for by Owners but~~	285
~~Charterers shall credit Owners with the value of the fuel which would have been used on such notional passage~~	286
~~calculated at the guaranteed daily consumption for the service speed, and shall further credit Owners with any~~ 	287
~~benefit they may gain in purchasing bunkers at the special port.~~	288
~~(d)~~	~~Charterers shall, insofar as cleaning for periodical drydocking may have reduced the amount of~~ 	289
~~tank-cleaning necessary to meet Charterers’ requirement, credit Owners with the value of any bunkers which~~ 	290
~~Charterers calculate to have been saved thereby, whether the vessel drydocks at an offered or special port.~~	291

During this timecharter period, including the optional period, if declared, vessel is not to drydocked except in case of emergency or as may be required by class without Charterers’ prior consent. Should drydocking be required, vessel to be off-hire from time of deviation for the port of drydocking until she is again back at the deviation or similar position. All towing, pilotage, fuel and other expense incurred whilst proceeding to and from, and while in drylocking shall be for Owners’ account. The time and expenses to have the vessel’s tanks cleaned ready to load next cargo is to be for Owners’ account.

Ship Inspection	23.	Charterers shall have the right at any time during the charter period after providing due notice to Owners and	292
Master to make such inspection of the vessel as they may consider necessary. This right may be exercised as often and at	293
such intervals as Charterers in their absolute discretion may determine and whether the vessel is in port or on passage.	294
Owners affording all necessary co-operation and accommodation on board provided, however,	295
(i)	that neither the exercise nor the non-exercise, nor anything done or not done in the exercise	296
or non-exercise, by Charterers of such right shall in any way reduce the master’s or Owners’ authority over, or	297
responsibility to Charterers or third parties for, the vessel and every aspect of her operation, nor increase	298
Charterers’ responsibilities to owners or third parties for the same: and	299
(ii)	that Charterers shall not be liable for any act, neglect or default by themselves, their	300
servants or agents in the exercise or non-exercise of the aforesaid right.	301

Detailed	24.	(a) Owners guarantee that the speed and consumption of the vessel shall be as follows: -	302
Description
and Performance	Average speed	Maximum average bunker consumption	303
	in knots	main propulsion - auxiliaries	304
		fuel oil/diesel oil fuel oil/diesel oil	305
	~~Laden~~	~~tonnes  tonnes~~	306

		~~Ballast~~ 	307
		see Special Provisions 106 (as attached separately)

		The foregoing bunker consumption are for all purposes except ~~cargo heating and~~ tank cleaning	308
		~~and shall be pro-rated between the speeds shown.~~	309
		The service speed of the vessel is 14.0 knots laden and 15.0 knots in ballast and in the absence	310
		of Charterers’ orders to the contrary the vessel shall proceed at the service speed. However if more than one	311
		laden and one ballast speed are shown in the table above, see Special Provision 106 Charterers shall have the right to order the vessel to	312
		steam at any speed within the range set out in the table ( the “ordered speed” ).	313
		If the vessel is ordered to proceed at any speed other than the highest speed shown in the table,	314
		and the average speed actually attained by the vessel during the currency of such order exceeds such ordered	315
		speed plus 0.5 knots ( the “maximum recognised speed” ), then for the purpose of calculating any increase or	316
		decrease of hire under this Clause 24 the maximum recognised speed shall be used in place of the average speed	317
		actually attained.	318
		For the purpose of this charter the “ guaranteed speed ” at any time shall be the then-current	319
		ordered speed or the service speed, as the case may be	320
		The average speeds and bunker consumptions shall for the purposes of this Clause 24 be	321
		calculated by reference to the observed distance from pilot station to pilot station on all sea passages during each	322
		periods stipulated in Clause 24 (c), but excluding any time during which the vessel is ( or but for Clause 22 (b) (i)	323
		would be ) off-hire and also excluding “ Adverse Weather Periods ”, being (i) any periods during which reduction	324
		of speed is necessary for safety in congested waters or in poor visibility (ii) any days, noon to noon, when winds	325
		exceed force 8 on the Beaufort Scale upto and including 5/Douglas Scale 4 for more than 12 hours.	326

	(b)	If during any year from the date on which the vessel enters service (anniversary to anniversary )	327
		the vessel sails below or exceeds the performance guaranteed in Clause 24 (a) then if such shortfall or excess	328
		results	329
	(i)	from a reduction or an increase in the average speed of the vessel, compared to the speed	330
		guaranteed in Clause 24 (a), then an amount equal to the value at the hire rate of the time so lost or gained, as the	331
		case may be, shall be deducted from or added to the hire paid;	332
	(ii)	from an increase or a decrease in the total bunkers consumed, compared to the total bunkers	333
		which would have been consumed had the vessel performed as guaranteed in Clause 24 (a), an amount equivalent	334
		to the value of the additional bunkers consumed or the bunkers saved, as the case may be based on the average	335
		price paid by Charterers for the vessel’s bunkers in such period, shall be deducted from or added to the hire paid	336
		The addition to or deduction from hire so calculated for laden and ballast mileage respectively	337
		shall be adjusted to take into account the mileage steamed in each such condition during Adverse Weather	338
		Periods, by dividing such addition or deduction by the number of miles over which the performance has been	339
		calculated and multiplying by the same number of miles plus the miles steamed during the Adverse Weather	340
		Periods, in order to establish the total addition to or deduction from hire to be made for such period.	341
		Reduction of hire under the foregoing sub-Clause (b) shall be without prejudice to any other	342
		remedy available to Charterers.	343

(c)	Calculations under this Clause 24 shall be made for the yearly periods terminating on each	344
successive anniversary of the date on which the vessel enters service, and for the period between the last such	345
anniversary and the date of termination of this charter if less than a year. Claims in respect of reduction of hire	346
arising under this Clause during the final year or part year of the charter period shall in first instance be settled	347
in accordance with Charterers’ estimate made two months before the end of the charter period. Any necessary	348
adjustment after this charter terminates shall be made payment by Owners to Charterers or by Charterers to	349
Owners as the case may require.	350
Payments in respect of increase of hire arising under this Clause shall be made promptly after	351
receipt by Charterers of all the information necessary to calculate such increase.	352

Salvage	25.	Subject to the provisions of Clause 21 hereof, all loss of time and all expenses (excluding any damage to	353
or loss of the vessel or tortious liabilities to third parties ) incurred in saving or attempting to save life or in	354
successful or unsuccessful attempts at salvage shall be borne equally by Owners and Charterers provided that	355
Charterers shall not be liable to contribute towards any salvage payable by Owners arising in any way out of	356
services rendered under this Clause 25.	357
All salvage and all proceeds from derelicts shall be divided equally between Owners and Charterers	358
after deducting the master’s, officers’ and crews’ share.	359

Lien	26.	Owners shall have a lien upon all cargoes and all frights,sub-freights, hires, sub-hires and demurrage for	360
any amounts due under this charter : and Charterers shall have a lien on the vessel for all monies paid in advance and not	361
earned, and for all claims for damages arising from any breach by Owners of this charter.	362

Exceptions	27.	(a)	The vessel, her master and Owners shall not, unless otherwise in this charter expressly provided	363
be liable for any loss or damage or delay or failure arising or resulting from any act, neglect or default of the	364
master, pilots, mariners or other servants of Owners in the navigation or management of the vessel: fire unless	365
caused by the actual fault or privity of Owners; collision or stranding: dangers and accidents of the sea: explosion,	366
bursting of boilers, breakage of shafts or any latent defect in hull, equipment or machinery: provided, however,	367
that Clauses 1, 2, 3 and 24 hereof shall be unaffected by the foregoing. Further, neither the vessel, her master or	368
Owners, nor Charterers shall, unless otherwise in this charter expressly provided, be liable for any loss or damage	369
or delay or failure in performance hereunder arising or resulting from act of God, act of war, seizure under legal	370
process, quarantine restrictions, strikes, lock-outs, riots, restraints of labour, civil commotions or arrest or	371
restraint of prices, rulers or people.	372
(b)	The vessel shall have liberty to sail with or without pilots, to tow or go to the assistance of vessels	373
in distress and to deviate for the purpose of saving life or property.	374
(c)	Clause 27 (a) shall not apply to or affect any liability of Owners or the vessel or any other relevant	375
person in respect of	376
(i)	loss or damage caused to any berth, jetty, dock, dolphin, buoy, mooring line, pipe or crane	377
or other works or equipment whatsoever at or near any place to which the vessel may proceed under this charter,	378
whether or not such works or equipment belong to Charterers, or	379
(ii)	any claim ( whether brought by Charterers or any person ) arising out of any loss of or	380
damage to or in connection with cargo. All such claims shall be subject to the Hague-Visby Rules or the Hague	381
Rules, as the case may be, which ought pursuant to Clause 38 hereof to have been incorporated in the relevant bill	382
of lading ( whether or not such Rules were so incorporated ) or, if no such bill of lading is issued, to the	383
Hague-Visby Rules.	384
(d)	In particular and without limitation, the foregoing subsections (a) and (b) of this Clause shall not	385
apply to or in any way affect any provision in this charter relating to off-hire or to reduction of hire.	386

Injurious	28.	No acids, explosives or cargoes injurious to the vessel shall be shipped and without prejudice to the	387
Cargoes	foregoing any damage to the vessel caused by the shipment of any such cargo, and the time taken to repair such	388
damage, shall be for Charterers’ account. No voyage shall be undertaken, nor any goods or cargoes loaded, that	389
would expose the vessel to capture or seizure by rulers or governments.	390

Grade of	29.	Charterers shall supply marine diesel oil/fuel oil with a maximum viscosity of 380 Centistrokes at 50	391
Bunkers	degrees Centigrade/ACGFO for main propulsion and diesel oil/ACGFO for the auxiliaries. If Owners require	392
the vessel to be supplied with more expensive bunkers they shall be liable for the extra cost thereof.	393
Charterers warrant that all bunkers provided by them in accordance herewith shall be of a quality	394
complying with the International Marine Bunker Supply Terms and Conditions of Shell International Trading	395
Company and with its specification for marine fuels as amended from time to time.	396

~~Disbursements~~ 	~~30.~~	~~Should the master require advances for ordinary disbursements at any port, Charterers or their agents~~	397
~~shall make such advances to him, in consideration of which Owners shall pay a commission of two and a half per~~	398
~~cent, and all such advances and commission shall be deducted from hire.~~ see Clause 72	399
Laying-up	31.	Charterers shall have the option after consultation with Owners of requiring Owners to lay-up the	400
vessel at a safe place nominated by Charterers, in which case the hire provided for under this charter shall be	401
adjusted to reflect any net increases in expenditure reasonably incurred or any net saving which should	402
reasonably be made by Owners as a result of such lay-up. Charterers may exercise the said option any number of	403
times during the charter period.	404

Requisition	32.	Should the vessel be requisitioned by any government, de facto or de jure, during the period of this	405
charter, the vessel shall be off-hire during the period of such requisition, and any hire paid by such government in	406
respect of such requisition period shall be for Owners’ account. Any such requisition period shall count as part of	407
the charter period.	408

Outbreak of War	33.	If war or hostilities break out between any two or more of the following countries: U.S.A., ~~U.S.S.R,~~ Russia/ C.I.S	409
P.R.C., U.K., Netherlands, Saudi Arabia, Kuwait, Iran, Oman, Taiwan which directly affects vessel’s trade- both Owners and Charterers shall have the right to cancel this charter.	410

Additional War	34.	All additional hull and machinery war risk insurance premium upto hull and machinery value of maximum U.S.$ 125 million to be for Charterer’s account payable against full documentation. Owners only being responsible for basis annual premium, blocking and trapping insurance, crew war bonus and P and I insurance always to be for Owners’ account. Any discount or rebate refunded to Owners shall be passed to Charterers. ~~If the vessel is ordered to trade in areas where there is war ( de facto or de jure ) or threat of war,~~	411
Expenses	Charterers shall reimburse Owners for any additional insurance premia, crew bonuses and other expenses which	412
~~are reasonably incurred by Owners as a consequences of such orders, provided that Charterers are given notice of~~ 	413
~~such expenses as soon as practicable and in any event before such expenses are incurred and provided further~~ 	414
~~that Owners obtain from their insurers a waiver of any subrogated rights against Charterers in respect of any~~ 	415
~~claims by Owners under their war risk insurance arising out of compliance with such orders.~~	416

War Risks	35.	(a)	The master shall not be required or bound to sign bills of lading for any place which in his or	417
Owners’ reasonable opinion is dangerous or impossible for the vessel to enter or reach owing to any blockade,	418
war, hostilities, warlike operations, civil war, civil commotions or revolutions.	419
(b)	If in the reasonable opinion of the master or Owners it becomes, for any of the reasons set out in	420
Clause 35 (a) or by the operation of international law, dangerous, impossible or prohibited for the vessel to reach	421
or enter, or to load or discharge cargo at any place to which the vessel has been ordered pursuant to this charter	422
( a “place of peril” ), then Charterers or their agents shall be immediately notified by telex or radio messages and	423
Charterers shall thereupon have the right to order the cargo, or such part of it as may be affected, to be loaded or	424
discharged, as the case may be, at any other place within the trading limits of this charter ( provided such other	425
place is not itself a place of peril ). If any place of discharge is or becomes a place of peril and no orders have been	426
received from Charterers or their agents within 48 hours after dispatch of such messages, then Owners shall be at	427
liberty to discharge the cargo or such part of its as may be affected at any place which they or the master may in	428
their or his discretion select within the trading limits of this charter and such discharge shall be deemed to be due	429
fulfilment of Owners’ obligations under this charter so far as cargo so discharged is concerned.	430
(c)	The vessel shall have liberty to comply with any directions or recommendations as to departure,	431
arrival, routes, ports of call, stoppages, destinations, zones, waters, delivery or in any other wise whatsoever	432
given by the government of the state under whose flag the vessel sails or any other government or local authority	433
or by any person or body acting or purporting to act as or with the authority of any such government or local	434
authority including any de facto government or local authority or by any person or body acting or purporting to	435
act as or with the authority of any such government or local authority or by any committee or person having under	436
the terms of the war risks insurance on the vessel the right to give any such directions or recommendations. If by	437
reason of or in compliance with any such directions or recommendations anything is done or is not done, such	438
shall not be deemed a deviation.	439
If by reason of or in compliance with any such direction or recommendation the vessel does not	440
proceed to any place of discharge to which she has been ordered pursuant to this charter, the vessel may proceed	441
to any place which the master or Owners in his or their discretion select and there discharge the cargo or such part	442
of it as may be affected. Such discharge shall be deemed to be due fulfilment of Owners’ obligations under this	443
charter so far as cargo so discharged is concerned.	444
Charterers shall procure that all bills of lading issued under this charter shall contain the Chamber of	445
Shipping War Risks Clause 1952.	446

Both to Blame	36.	If the liability for any collision in which the vessel is involved while performing this charter falls to be	447
Collision Clause	determined in accordance with the laws of the United States of America, the following provision shall apply:	448
“ If the ship comes into collision with another ship as a result of the negligence of the other ship and any	449
act, neglect or default of the master, mariner, pilot or the servants of the carrier in the navigation or in the	450
management of the ship, the owners of the cargo carried hereunder will indemnify the carrier against all loss, or	451
liability to the other or non-carrying ship or her owners in so far as such loss or liability represents loss of , or	452
damage to, or any claim whatsoever of the owners of the said cargo, paid or payable by the other or non-carrying	453
ship or her owners to the owners of the said cargo and set off, recouped or recovered by the other or non-carrying	454
ship or her owners as part of their claim against the carrying ship or carrier. ”	455
“ The foregoing provisions shall also apply where the owners, operators or those in charge of any ship	456
or ships or objects other than, or in addition to, the colliding ships or objects are at fault in respect of a collision or	457
contact. ”	458
Charterers shall procure that all bills of lading issued under this charter shall contain a provision in the	459
foregoing terms to be applicable where the liability for any collision in which the vessel is involved falls to be	460
determined in accordance with the laws of the United States of America.	461

New Jason	37.	General average contributions shall be payable according to the York/Antwerp Rules, ~~1974~~ 1994and shall	462
Clause	be adjusted in London in accordance with English law and practice but should adjustment be made in accordance	463
with the law and practice of the United States of America, the following provision shall apply:	464
“ In the event of accident, danger, damage or disaster before or after the commencement of the	465
voyage, resulting from any cause whatsoever, whether due to negligence or not, for which, or for the	466
consequence of which, the carrier is not responsible by statute, contract or otherwise, the cargo, shippers,	467
consignees or owners of the cargo shall contribute with the carrier in general average to the payment of any	468
sacrifices, losses or expenses of general average nature that may be made or incurred and shall pay salvage and	469
special charges incurred in respect of the cargo. ”	470

“ If a salving ship is owned or operated by the carrier, salvage shall be paid for as fully as if the said	471
salving ship or ships belonged to strangers. Such deposit as the carrier or his agents may deem sufficient to cover	472
the estimated contribution of the cargo and any salvage and special charges thereon shall, if required, be made by	473
the cargo, shippers, consignees or owners of the cargo to the carrier before delivery. ”	474
Charterers shall procure that all bills of lading issued under this charter shall contain a provision in the	475
foregoing terms, to be applicable where adjustment of general average is made in accordance with the laws and	476
practice of the United States of America.	477

~~Clause~~ 	~~38.~~	~~Charterers shall procure that all bills of lading issued pursuant to this charter shall contain the~~ 	478
~~Paramount~~ 	~~following clause:~~	479
~~“ (1) Subject to sub-clause (2) hereof, this bills of lading shall be governed by, and have effect subject~~	480
~~to, the rules contained in the International Convention for the Unification of Certain Rules relating to Bills of~~ 	481
~~Lading signed at Brussels on 25th August 1924 ( hereafter the “ Hague Rules ” ) as amended by the Protocol signed~~ 	482
~~at Brussels on 23rd February 1968 ( hereafter the “ Hague-Visby Rules ” ). Nothing contained herein shall be~~ 	483
~~deemed to be either a surrender by the carrier of any of his rights or immunities or any increase of any of his~~	484
~~responsibilities or liabilities under the Hague-Visby Rules.”~~ 	485
~~“ (2) If there is governing legislation which applies the Hague Rules compulsorily to this bill of lading~~	486
~~to the exclusion of the Hague-Visby Rules, then this bill of lading shall have effect subject to the Hague Rules.~~	487
~~Nothing herein contained shall be deemed to be either a surrender by the carrier of any of his rights or immunities~~	488
~~or an increase of any of his responsibilities or liabilities under the Hague Rules.”~~ 	489
~~“ (3) If any term of this bill of lading is repugnant to the Hague-Visby Rules, or Hague Rules if~~ 	490
~~applicable such term shall be void to that extent but no further.”~~ 	491
~~“ (4) Nothing in this bills of lading shall be constructed as in any way restricting, excluding or waiving the~~ 	492
~~right of any relevant party or person to limit his liability under any available legislation and/or law.”~~ See Clause 55	493

~~TOVALOP~~	~~39.~~	~~Owners warrant that the vessel is:~~	494
~~(i)~~	~~a tanker in TOVALOP and~~ 	495
~~(ii)~~	~~properly entered in~~ 	~~P & I Club~~	496

~~and will so remain during the currency of this charter.~~	497
~~When an escape or discharge of Oil occurs from the vessel and causes or threatens to cause Pollution~~	498
~~Damage, or when there is the threat of an escape or discharge of Oil ( i.e. a grave and imminent danger of the~~ 	499
~~escape or discharge of Oil which, if it occurred, would create a serious danger of Pollution Damage, whether or~~ 	500
~~not an escape or discharge in fact subsequently occurs ), then Charterers may, at their option, upon notice to~~	501
~~Owners or master, undertake such measures as are reasonably necessary to prevent or minimise such Pollution~~ 	502
~~Damage or to remove the Threat, unless Owners promptly undertake the same. Charterers shall keep Owners~~	503
~~advised of the nature and result of any such measures taken by them and, if time permits, the nature of the~~ 	504
~~measures intended to be taken by them. Any of the aforementioned measures taken by Charterers shall be~~ 	505
~~deemed taken on Owners’ authority as Owners’ agent, and shall be at Owners’ expense except to the extent that:~~	506
~~(1)~~	~~any such escape or discharge or Threat was caused or contributed to by Charterers, or~~ 	507
~~(2)~~	~~by reason of the exceptions set out in Article III, paragraph 2, of the 1969 International~~ 	508
~~Convention on Civil Liability for Oil Pollution Damage. Owners are or, had the said Convention applied to such~~ 	509
~~escape or discharge or to the Threat, would have been exempt from liability for the same, or~~	510
~~(3)~~	~~the cost of such measures together with all other liabilities, costs and expenses of Owners arising~~ 	511
~~out of or in connection with such escape or discharge or Threat exceeds one hundred and sixty United States~~	512
~~Dollars ( US $160 ) per ton of the vessel’s Tonnage or sixteen million eight hundred thousand United States~~	513
~~Dollars ( US $16,800,000 ), whichever is the lesser, save and insofar as Owners shall be entitled to recover such~~	514
~~excess under either the 1971 International convention on the Establishment of an International Fund for~~ 	515
~~Compensation for Oil Pollution Damage or under CRISTAL:~~	516
~~PROVIDED ALWAYS that if Owners in their absolute discretion consider said measures~~	517
~~should be discontinued. Owners shall so notify Charterers and thereafter Charterers shall have no right to~~	518
~~continue said measures under the provisions of this Clause 39 and all further liability to Charterers under this~~	519
~~Clause 39 shall thereupon cease.~~	520
~~The above provisions are not in derogation of such other rights as Charterers or Owners may have~~ 	521
~~under this charter or may otherwise have or acquire by law or any International Convention or TOVALOP.~~ 	522
~~The term “ TOVALOP ” means the Tanker Owners’ Voluntary Agreement Concerning Liability~~	523
~~for Oil Pollution dated 7th January 1969, as amended from time to time, and the term “ CRISTAL ” means the~~ 	524
~~Contract Regarding an Interim Supplement to Tanker Liability for Oil Pollution dated 14th January 1971, as~~ 	525
~~amended from time to time. The terms “ Oil ”, “ Pollution Damage ”, and “ Tonnage ” shall for the purposes of this~~ 	526
~~Clause 39 have the meanings ascribed to them in TOVALOP.~~ See Clause 51	527

Export	40.	The master shall not be required or bound to sign bills of lading for the carriage of cargo to any place to	528
Restrictions	which export of such cargo is prohibited under the laws, rules or regulations of the country in which the cargo was	529
produced and/or shipped.	530
Charterers shall procure that all bills of lading issued under this charter shall contain the following	531
clause:	532
“ If any laws rules or regulations applied by the government of the country in which the cargo was	533
produced and/or shipped, or any relevant agency thereof impose a prohibition on export of the cargo	534
to the place of discharge designated in or ordered under this bill of lading, carriers shall be entitled to	535
require cargo owners forthwith to nominate an alternative discharge place for the discharge of the	536
cargo, or such part of it as may be affected, which alternative place shall not be subject to the	537
prohibition, and carriers shall be entitled to accept orders from orders from cargo owners to proceed to and	538
discharge at such alternative place. If cargo owners fail to nominate an alternative place within 72	539

		hours after they or their agents have received from carriers notice of such prohibition, carriers shall be					540
		at liberty to discharge the cargo or such part of it as may be affected by the prohibition at any safe place					541
		on which they or the master may in their or his absolute discretion decide and which is not subject to the					542
		prohibition, and such discharge shall constitute due performance of the contract contained in this bill					543
		of lading so far as the cargo so discharged is concerned.”					544
		The foregoing provision shall apply mutatis mutandis to this charter, the references to a bill of lading					545
	being deemed to be references to this charter.						546

~~Law and~~	~~41.~~	~~(a)~~	~~This charter shall be construed and the relations between the parties determined in accordance~~ 				547
~~Litigation~~	~~with the laws of England.~~						548
		~~(b)~~	~~Any dispute arising under this charter shall be decided by the English Courts to whose~~				549
	~~jurisdiction the parties hereby agree.~~						550
		~~(c)~~	~~Notwithstanding the foregoing, but without prejudice to any party’s right to arrest or maintain~~				551
	~~the arrest of any maritime property, either party may, by giving written notice of election to the other party, elect~~ 						552
	~~to have any such dispute referred to the arbitration of a single arbitrator in London in accordance with the~~ 						553
	~~provisions of the Arbitration Act 1950, or any statutory modification or re-enactment thereof for the time being~~ 						554
	~~in force.~~						555
			~~(i)~~	~~A party shall lose its right to make such an election only if:~~			556
				~~(a)~~	~~It receives from the other party a written notice of dispute which -~~		557
					~~(1)~~	~~states expressly that a dispute has arisen out of this charter;~~	558
					~~(2)~~	~~specifies the nature of the dispute; and~~	559
					~~(3)~~	~~refers expressly to this clause 41 (c)~~	560
				~~and~~ 			561
				~~(b)~~	~~it fails to give notice of election to have the dispute referred to arbitration not later than~~		562
					~~30 days from the date of receipt of such notice of dispute.~~		563
			~~(ii)~~	~~The parties hereby agree that either party may -~~			564
				~~(a)~~	~~appeal to the high Court on any question of law arising out of an award;~~		565
				~~(b)~~	~~apply to the High Court for an order that the arbitrator state the reasons for his award;~~		566
				~~(c)~~	~~give notice to the arbitrator that a reasoned award is required; and~~ 		567
				~~(d)~~	~~apply to the High Court to determine any question of law arising in the course of the~~		568
					~~reference.~~		569
		~~(d)~~	~~It shall be a condition precedent to the right of any party to a stay of any legal proceedings in~~ 				570
	~~which maritime property has been, or maybe, arrested in connection with a dispute under this charter, that that~~						571
	~~party furnishes to the other party security to which that other party would have been entitled in such legal~~						572
	~~proceedings in the absence of stay.~~ See Clause 49						573

Construction	42.	The side headings have been included in this charter for convenience of reference and shall in no way					574
	affect the construction hereof. Vitol Rider Clause 44 to 98 and additional Clauses 99 to 105 and special Provisions 106, as attached, are deemed to be incorporated into this Timecharterparty.						575

/s/ Fred Cheng	/s/ JS Lai
Mr Fred Cheng	Mr JS Lai
(Designation)	Assistant Vice President
Shinyo Ocean Limited	International Trading Dept
Formosa Petrochemical Corp

Witness By :	Witness By :

ADDITIONAL CLAUSES TO M.T “FORMOSAPETROL ACE” TBR “SHINYO OCEAN” TIME-CHARTER PARTY DATED XXXXX:

AA)	VITOL ADDITIONAL CLAUSES 43 TO 98 TO THE SHELLTIME 4 CHARTER-PARTY

43.	Private and Confidential Clause
44.	Description Clause
45.	Address Commission
46.	Bills of Lading / Indemnity Clause
47.	Unique Bills of Landing Clause
48.	Taxes Clause
49.	Law and Litigation Clause
50.	Third-Party Arrest Clause
51.	P & I / ITOPF Clause
52.	Civil Liability Convention Clause
53.	Detention Clause
54.	Excess Berth Occupancy Clause
55.	Cause Paramount
56.	Drug and Alcohol Policy Clause
57.	Oil Major Approval’s Clause
58.	International Transport Workers Federation Clause
59.	United States Coast Guard Clause
60.	I.S.M. clause
61.	United States Oil Pollution Act of 1990 (OPA-90)
62.	Protocol and Certificates Clause
63.	Boycott Clause
64.	Arab Boycott / League Clause
65.	Eligibility Clause
66.	Oil Pollution Clause
67.	Overage/Insurance Clause
68.	Blocking and Trapping Clause

69.	Bunker Quality Clause
70.	Performance Clause
71.	On and Off-Hire Survey Clause
72.	Ship Agents Clause
73.	Inert Gas System Clause
74.	Crude Oil Washing System Clause
75.	Cast Iron Clause
76.	Crew Operational Knowledge and English Speaking Clause
77.	Vaccination Clause
78.	Loading Rate Clause
79.	Pumping Capacity Clause
80.	Hoses Clause
81.	Clean Ballast Clause
82.	Heating Clause
83.	De-Ballast Clause (For SBT ships only)
84.	Cargo Retention Clause
85.	Ship to Ship Transfer Clause
86.	Cleaning Clause
87.	Watchmen Clause
88.	Re-measurement Clause
89.	Blending Clause
90.	Operational Compliance Clause
91.	Representative On Board Clause
92.	In Transit Loss Clause
93.	Lightering Clause
94.	Smuggling Clause
95.	Notice Of Readiness Clause
96.	Pumping Logs Clause
97.	Communication Devices Clause
98.	Libyan Certificate Clause

BB)	ADDITIONAL CLAUSES 99 TO 105

99.	Trading Range
100.	ETA Notice for Delivery / Redelivery
101.	Premium for Trading to U.S.A.
102.	Texaco Compatability Clause
103.	Profit Share Clause
104.	Mutual Sales Option Clause
105.	Broker Commission

CC)	SPECIAL PROVISIONS 106 BUNKER CONSUMPTION (attached separately)

43)	Private and Confidential Clause

This fixture and any details thereof to be kept absolutely private and confidential by both parties.

44)	Description Clause

Owners must complete and return a “Form B” and forward all supporting documents and plans as required therein. The “Form B Particulars of Vessel”, will form an integral part of this Charterparty.

45)	Address Commission - deleted.

46)	Bills of Lading / Indemnity Clause

Discharging port(s) or range(s) as shown in Bill(s) of Lading not to constitute a declaration of discharging port(s) or range(s) and Charterers to have the right to order the vessel to any port within the terms of this charter.

Where and when specifically instructed to do so by Charterers, Owner agrees to release the cargo onboard in the following cases:

a.	If no original Bill of Lading is available at discharge port(s) or;

b.	If vessel is ordered to discharge in a port different from the one as shown in the Bill of Lading.

In consideration of Owner complying with Charterers’ specific instructions as above, Charterer shall, upon giving formal notification to Owner, invoke the following indemnity:

1.
To indemnify Owner, Owner’s servants and agents and to hold Owner and them harmless in respect of any liability loss or damage of whatsover nature which they may substain by reason of Owner’s causing the vessel to proceed to port(s) other than that named in the Bills of Lading and causing the vessel to deliver the cargo at such port(s) without the production of the Bills of Lading. Further, if Charterer requests Owner to deliver the cargo to a person or persons other than the holders of the Bills of Lading to indemnify Owner and hold Owner harmless in respect of any loss or damage of whatsoever nature which Owner may substain by reason of Owner’s doing so.

2.
To pay Owner on demand the amount of any loss or damage of whatsoever nature which the Master and/or Agents of the vessel and/or any other of Owner’s servants or agents whatsoever, may incur as a result of the vessel proceeding and delivering the cargo as set out in paragraph 1 hereof.

3.
In the event of any proceedings being commenced against Owners or any of Owner’s servants or agents in connection with the vessel having proceeded as aforesaid or having delivered the cargo in accordance with Charterer’s request, to provide Owner or their servants or agents from time to time on demand with sufficient funds to defend the said proceedings.

4.
If the vessel or any other vessel or property belonging to Owner should be arrested or detained or if the arrest or detention thereof be threatened, to provide on demand such bail or other security as may be required to prevent such arrest or detention or to secure the release of such vessel or property and to indemnify Owner in respect of any loss, damage or expenses caused by such arrest or detention whether or not the same may be justified.

5.	If called upon to do so at any time while the goods are in Charterer’s possession, custody or control, to redeliver the same to Owner.

6.	To produce and deliver to Owner, duly discharge all of the Bills of Lading for the cargoes signed by the Master or on his behalf, as soon as they have arrived and/or come into Charterer’s possession.

7.
The liability of each and every person under this indemnity shall be joint and several and shall not be conditional upon Owner’s proceeding first against any person, whether or not such person is party to or liable under this indemnity.

8.
This indemnity shall be construed in accordance with English Law and each and every person liable under this indemnity shall at Owners’s request, submit to the jurisdiction of the High Court of Justice of England.

The above indemnity shall automatically be null and void upon presentation of the relevant Bill of Lading, or 13 (thirteen) months after completion of discharge of cargo to which such indemnity is relevant.

47)	Unique Bills of Lading Clause - delete, insert :

Charterers to use their own unique bill of lading identifier.

48)	Taxes Clause

All taxes and dues on the vessel and on charter hire to be for the Owner’s account unless a direct result from Charterer’s orders/trade where such costs are for their account.

Additional taxes, dues, charges and expenses due to vessel’s flag shall be for Owner’s account, and Charterer’s shall have the right to deduct such expenses from hire.

49)	Law and Litigation Clause

This charter shall be construed and the relations between the parties determined, in accordance with the Laws of England.

Any dispute arising out of or in connection with this charter, involving amounts in excess of US$ 50,000, shall be subject to the jurisdiction of the English High Court.

Any dispite arising out of or in connection with this charter involving amounts up to and including US$ 50,000 shall be referred to arbitration by a single arbitrator in London in accordance with the provisions of the LMAA Small Claims Procedure.

50)	Third-Party Arrest Clause

In the event of arrest (by party other than authorities at home or abroad - refer to Clause 21(a)(v) or other sanction levied against the vessel or time-Charterers arising out of Owner’s breach or any fault of Owners. Owner agrees to assume full responsibility for all penalties and the vessel shall be considered off-hire during any delay or detention arising there from.

51)	P & I / ITOPF Clause

Owner warrants that throughout the duration of this charter, the vessel will be:

a)	Owned or demise chartered by a member of the International Tanker Owner’s Pollution Federation Limited, and

b)	Entered in the following Protection and Indemnity (P&I) Club : “GARD”

52)	Civil Liability Convention Clause

Owner warrants that the vessel performing under this charter party carries onboard a Certificate furnished as evidence of insurance pursuant to Article 7 of the International Convention of Civil Liability for Oil Pollution Damage 1969.

Owners further warrants that the said certificate will be maintained in effect throughout the duration of performance under this charter. Any delay or consequences due to failure to have or to maintain said certificate to be for Owner’s account.

53)	Detention Clause

Should the vessel be seized or detained by any authority, or arrested at the suit of any party having or purporting to have a claim against any interest in the vessel, hire shall not be payable in respect of any period during which the vessel is not fully at Charterer’s use and all extra expenses shall be for the Owner’s account, unless such seizure or detention is occasioned by any personal act or omission or default of the Charterers or their agents, or by reason of cargo carried.

54)	Excess Berth Occupancy Clause

If after disconnection of hoses vessel remains alongside berth exclusively for vessel’s purposes, Owner shall be responsible for direct and/or indirect costs charged to Charterer by terminal/suppliers/receivers/port authority.

55)	Clause Paramount

Charterer’s shall use best efforts to ensure that all Bills of Lading issued pursuant to this Charter shall contain a Clause Paramount in the following form:-

“(1)
Subject to sub-clauses (2) or (3) hereof, this Bill of Lading shall be governed by, and have effect subject to, the rules contained in the International Convention for the Unification of Certain Rules relating to Bills of Lading signed at Brussels on 25th August 1924 (hereafter the “Hague Rules”) as amended by the Protocol signed at Brussels on 23rd February 1968 (hereafter the “Hague-Visby Rules”). Nothing contained herein shall be deemed to be either a surrender by the carrier of any of his rights or immunities or any increase of any of his responsibilities or liabilities under the Hague-Visby Rules”.

“(2)
If there is governing legislation which applies the Hague Rules compulsorily to this Bill of Lading, to the exclusion of the Hague and Hague-Visby Rules, then this Bill of Lading shall have effect subject to the Hague Rules. Nothing herein contained shall be deemed to be either a surrender by the carrier of any of his rights or immunities or an increase of any of his responsibilities or liabilities under the Hague Rules.”

“(3)
If there is governing legislation which applies the Hamburg Rules compulsorily to this Bill of Lading to the exclusion of the Hague-Visby Rules, then this Bill of Lading shall have effect subject to the Hamburg Rules. Nothing herein contained shall be demmed to be either a surrender by the carrier or any of his rights or Immunities or an increase of any of his responsibilities or liabilities under the Hamburg Rules.”

“(4)	If any term of this Bill of Lading is repugnant to the Hague-Visby Rules, or Hague Rules or Hamburg Rules, if applicable, such term shall be void to that extent but no further.”

“(5)	Nothing in this Bill of Lading shall be construed as in any way restricting, excluding or waiving the right of any party or person to limit his liability under any available legislation and/or law.”

56)	Drug and Alcohol Policy Clause

Owner warrants that it has a policy on drug and alcohol abuse (“Policy”) applicable to the vessel, which meets or exceeds the standards in the Oil Companies International Marine Forum (OCIMF) Guidelines, for the control of drugs and alcohol on board ship. Under this policy, alcohol impairment shall be defined as blood alcohol content of 40 mg / 100 ml or greater, the appropriate seafarers to be tested shall be all vessel officers and the drug/alcohol testing and screening shall include unannounced testing in addition to routine medical examinations. An objective of the policy should be that the frequency of the unannounced testing be adequate to act as an effective abuse deterrent , and that all officers be tested at least once a year through combined programme of unannounced testing and routine medical examinations.

Owner further warrants that the policy will remain in effect during the currency of this charter and that Owner shall exercise due diligence to ensure that the policy is complied with. It is understood that an actual impairment or any test finding of impairment shall not in and of itself mean that Owner has failed to exercise due diligence.

Owner confirms that it has signed and sent to Exxon a blanket declaration confirming that the vessel is included in Owner’s policy concerning drugs and alcohol, and that this policy includes unannounced testing according to OCIMF / Exxon guidelines.

57)	Oil Major Approval’s Clause

The vessel is a new acquisition by the Owners and hence will not have any oil company approvals on delivery under her present Ownership, the vessel has approval from BP and Shell and the new managers existing tankers have been vetted and approved by, amongst others, Shell and BP. The Owners undertake to obtain the oil company approvals as required by Charterers as soon as practically possible after delivery, with minimum two oil company approvals including Shell to be obtained within three months of the vessel entering this timecharter, always subject to availability of the relevant oil company inspectors and Owners and mangers shall use their best efforts to arrange for such inspections always within constraints of Charterer’s operational programme. Time and expenses for vetting shall be borne by Owners unless otherwise agreed.

Owner will have the vessel regularly vetted in cooperation with Charterers and vessel’s schedule by major oil companies. If vessel becomes blacklisted and/or boycotted by oil companies hindering vessel’s free trade within this charter, Owners shall immdediately take steps to rectify the deficiencies. Charterers shall have the option of declaring vessel offhire during the periods where the vessel is blackliste and or boycotted by two or more oil companies hindering vessels free trade within the charter.

58)	International Transport Workers Federation Clause

Owner guarantees that the employment of the vessel’s officers and crew is covered by a bona fide trade union agreement acceptable to the International Transport Workers Federation (ITF) world-wide and will remain so during the duration of the charter. Vessel to carry such ticket on board during the service.

In the event that the vessel is delayed by strikes, labour boycotts or any other discrimination/difficulties against the vessel because of previous trade and/or Ownership and/or flag and/or officers and crew and/or officers and crews employment condition, all such time lost and expenses incurred thereby are to be for Owner’s account incl. bunker fuel consumed during such periods.

59)	United States Coast Guard Clause

Owner warrants during the term of this charter the vessel will fully comply, and if not in compliance will hold necessary waivers, with all applicable United States Coast Guard (USCG) Regulations now in effect including, but not limited to, pollution and safety regulations of the Code of Federal Regulations, as amended, and all other applicable state pollution and safety laws, rules and regulations as may be promulgated and subsequent amendment thereto. Any delay penalties, costs and consequences resulting from vessel’s non-compliance shall be treated as off-hire. Vessel not fitted with vapour recovery system and vessel shall not be considered off-hire if vessel is not accepted by any terminal/facility on account of this.

The vessel to have valid certificate complying to the regulations at all times during the currency of this Charterparty.

Any time during which vessel awaiting USCG TVEL inspection and until such time as she has secured TVEL certificate, vessel will be considered off-hire.

60)	I.S.M. Clause

Owner warrants that a Safety Management System (SMS) in accordance with the ISM Code will be in operation throughout the duration of this charter. It is a condition of this Charterparty that on and after 1st July 1998 the Owner’s or “the Company (as defined by the ISM Code) shall have a valid Document Of Compliance (DOC) and the vessel shall have a valid Safety Management Certificate (SMC). Upon request the Owner shall provide a copy of the relevant DOC and SMC to the Charterer. without limitation to Charterer remedies under this clause, any loss, damages or expenses attributed to vessel’s non-compliance with the ISM code and/or to Owner’s failure to respond (or delay in responding) to Charterer’s request for the foregoing certificates, shall be for Owner’s account and any time lost to the extent arising from such non-compliance or failure/delay in responding, shall be off hire.

61)	United States Oil Pollution Act of 1990 (OPA-90)

Owner warrants if trading to LOOP and lightering locations in the U.S. Gulf:

a)
That they and/or the vessel operator has submitted to the United States Coast Guard for approval a response plan for the vessel (VRP) which meets in full the requirements of the United States Oil Pollution Act of 1990, the Government Regulations issued thereunder and any change, rule or regulation in substitution of. or supplementary to, such Circular (collectively “VRP Requirements”).

b)	That the VRP is approved and the vessel is operated in compliance therewith, when and as required by the VRP requirements.

c)	That the Owner or operator of the vessel, and the vessel, fully meets all other requirements of OPA and any Government Regulations or guidelines issued thereunder.

This clause does not in any way lessen the overall effect of the Owner of any State obligation in respect of Vessel Response Plan or other pollution requirements.

62)	Protocol and Certificates Clause

Owner guarantees that throughout the period of this charter the vessel shall comply with the requirements of SOLAS (IMO Protocol of 1978 relating to the International Convention for the Safety of Life at Sea, 1974) and MARPOL (IMO Protocol of 1978 relating to the International Convention for the Prevention of Pollution from Ships, 1983) and subsequent updates. Owner further guarantees that with particular reference to these protocols, the vessel shall have on board necessary certification of compliance to enable the vessel to trade without restriction.

In no case shall Charterer be liable for loss of time and/or other expenses as a result of Owner’s failure to obtain or maintain the aforementioned certificates.

The vessel shall have on board valid certificates at all times during the currency of this charter period.

63)	Boycott Clause

In the event of the vessel being subject to boycott, being delayed, or rendered inoperative by strikes, labour stoppages, or any other difficulties arising from vessel’s flag, ownership, crew, or terms of employment of crew (see clause 58), or of chartered vessel or any other vessel under the same ownership, operation or control, such time lost is to be considered as off-hire and all expenses incurred thereby, including fuel consumed during such periods, to be for Owner’s account.

64)	Arab Boycott / League Clause

Owner warrants to the best of their knowledge that at the time of delivery into time Charterparty the vessel is not blacklisted by the Arab Boycott League.

65)	Eligibility Clause

Owner warrants that the vessel is in all respects eligible under applicable laws and regulations for trading to the ports and places specified in Clause 4, and that at all necessary times she shall have on board all certificates (including International Tonnage Certificate 1969) records and other documents required for such service. Any delay incurred because of the vessel’s failure to comply with the above shall be considered as off-hire.

66)	Oil Pollution Clause

Owner warrants that throughout the duration of this charter party the vessel shall be fully entered for standard oil pollution liability cover with a P & I Club belonging to the international group of P & I Clubs in compliance with the clause.

Owners shall without undue delay furnish evidence of the vessel’s entry into a P & I Club and the limits of oil pollution liability cover afforded thereby.

A)	Owner warrants that they have and will maintain throughout the period of this charter oil pollution insurance cover upto U.S.$ 1 Billion.

B)	Owner to provide written evidence of A) from the P and I Club as soon as possible after delivery.

67)	Overage/Insurance Clause - deleted

68)	Blocking and Trapping Clause

Expenses for blocking and trapping insurance always to rest with Owner’s. The vessel shall be considered off-hire whiles blocked or trapped.

69)	Bunker Quality Clause

The Charterer shall supply bunkers of a quality suitable for burning in the vessel’s main engine, auxiliary engines and boilers with a maximum viscosity of 380 CST and which conforms to the specifications of ISO:8217, RMG35 and to supply marine diesel oil DMA, ISO Standards.

Charterer warrant that all bunkers provided by them in accordance herewith shall be of a quality complying with the International Marine Bunker Supply Terms and Conditions and Shell International Trading Company and with its specification for marine fuels as amended from time to time.

70)	Performance Clause

Excluding periodical drydocking if any continuous off-hire exceeds 7 days or if any Period, during which the vessel is hindered and/or prevented from free trade within this time Charterparty, accumulated exceeds 25 days, Charterers shall have the option To cancel the time Charterparty.

Such cancellation shall be without prejudice to any claims Charterers may have against the Owner, and the Charterer shall have the option to terminate the time Charterparty forthwith.

71)	On and Off-Hire Survey Clause

Unless otherwise agreed, on and off-hire survey shall be carried out by one surveyor who is acceptable by both parties; the cost and time being equally shared.

72)	Ship Agents Clause

Charterers to appoint vessel’s ship agents at every port of call.

Charterers to be responsible for and pay all port charges relating directly to the loading, discharging and bunkering operations of the vessel. All other costs in relation to, amongst others, vessel’s husbandry costs, including but not limited to stores, provisions, crew changes, cash to Master, medical expenses, spare parts, lubricating oil etc .. are for Owner’s account and are to be settled directly by them directly with ship agents.

Any time during which the vessel is detained, or delayed, as a result of failure by Owner to place ship agents in necessary funds, is considered as off-hire.

73)	Inert Gas System Clause

Owner undertakes that the vessel is equipped with a fully functional and efficient inert gas system, which is in use on the date hereof and shall so remain during the period of this charter and that the officers and crew are properly qualified by way of certification for, and experienced in, the operation of such system. Any time lost owing to deficient or improper operation of the inert gas system shall be considered as off-hire.

The vessel’s inert gas system shall fully comply with regulation 62, chapter 11-2 of the SOLAS Convention 1974 as modified by its protocol of 1978 and Owners undertake that such system shall be operated by the officers and crew in accordance with the operational procedures set out in the IMO publication titled “Inert Gas System 1983” as may, from time to time, be amended.

If Charterer so requires, Owner shall arrange for the vessel’s tanks to be de-inerted to facilitate inspection, gauging and sampling. Any time taken in de-inerting, inspecting, gauging, sampling, and re-inerting thereafter shall count as on-hire.

74)	Crude Oil Washing System Clause

Owner warrants that the vessel is equipped with a fully functional and efficient crude oil washing system throughout the duration of this charter party. Owner further warrants that the Master, Officers, and Crew are experienced in the operation of such system.

75)	Cast Iron Clause

Owner warrants that all riser valves and fittings, outboard of the last fixed rigid support to the ships deck that are used in the transfer of cargo or ballast, will be made of steel of nodular iron and that only steel reducer or spacer will be used between the ship’s valve and the loading arm. The fixed rigid support must be designed to prevent both lateral and vertical movement of the transfer manifold.

76)	Crew Operational Knowledge and English Speaking Clause

Owner guarantees that there will be on board, at all time, sufficient personnel with a good working knowledge of the English language to enable cargo operations at loading or discharging places to be carried out efficiently.

77)	Vaccination Clause

Owner to arrange at their expense that the Master, Officers and Crew of the vessel, are to hold valid vaccination certificates against yellow fever, cholera, typhoid, tentanus and smallpox upon delivery of the vessel and throughout the time charter period. Any other vaccination requirement which may come up from time to time throughout the world and are relevant to the vessel’s trading, shall be carried out at Owners’ expense.

78)	Loading Rate Clause

Owner warrants that the vessel shall load at a minimum rate of “15,000 cubic metres limited to 5,000 cubic metres per line”, provided shores facilities permit.

79)	Pumping Capacity Clause

Owner warrants that throughout the charter period, the vessel shall discharge entire cargo within 24 hours, including time for stripping, or maintain 100 PSI at ship’s rail except during stripping and during crude oil washing operations, additional 12 hours shall be allowed for crude oil washing provided shore facilities can permit same. Should the vessel fail on any occasion to maintain the warranted rate of discharge throughout as aforesaid, Charterers shall deduct the excess of discharge time, plus excess bunkers consumed, from the hire.

Should it become necessary to withdraw the ship from berth because of her failure to maintain the discharge rate, all time and expense incurred are to be for Owners account until vessel re-berth and is securely moored and her gangway, if to be used, is in place.

80)	Hoses Clause

If required by Charterers, the vessel’s crew are to connect/disconnect hoses, without charge to Charterers for any time or overtime involved.

81)	Clean Ballast Clause

Throughout the duration of this time charter, the vessel is always to arrive at all load port(s) with clean ballast only provided that the circumstances on the ballast voyage from the past port permits.

82)	Heating Clause - Deleted

83)	De-Ballast Clause (For SBT ships only)

Owner warrants vessel shall be able to discharge ballast and load back cargo Simultaneously with two valve segregation while maintaining minimum thirty percent (30%) dead-weight. Any delay due to non-compliance with this clause to be for Owner’s account.

84)	Cargo Retention Clause

In the event that any liquid, pumpable, reachable cargo remains on board upon completion of discharge, Charterers shall have the right to deduct from hire an amount equal to the FOB load port value of such cargo plus hire and bunkers, with respect thereto, provided that the volume of cargo remaining onboard is liquid and pumpable by the vessel’s pumps. Or would have been liquid and pumpable but for the fault or negligence of Owner, the Master, the vessel or her Crew (including but no limited to incorrect trim and heating procedure), as determined by surveyor appointed by Charterer and acceptable to both Owner and Charterer, whose findings shall be final and binding. Non liquid and/or unpumpable remains shall not be considered as reachable cargo.

Any action or lack of action in accordance with this provision, shall be without prejudice to any other rights or obligations of the parties. For the purposes of this clause, any surveyor who is ISO 9002 certified, shall be considered acceptable to both Owners and Charterers.

85)	Ship to Ship Transfer Clause

Charterer has the option to load and/or discharge and/or lighten the vessel via ship to ship transfer in accordance with the procedure set out in OCIMF’s “Ship to Ship Transfer Guide”, always to Master’s satisfaction.

It is understood and agreed that

i)	Charterer to arrange and pay for Pilot and Mooring Master for such operation.

ii)	All extra equipment including suitable fendering required for conducting such transfer operation shall be provided by Charterer at their expense.

iii)	Any additional premium charged by vessel’s underwriters, if any, to be for Charterer’s account.

86)	Cleaning Clause

Owners/Master shall clean tank for intended cargo to Charterer’s Inspector’s Satisfaction using vessel’s cleaning equipment.

87)	Watchmen Clause

Any watchmen required by Owner during the term of this charter shall be for Owner’s account unless if compulsory, Charterer always paying for compulsory watchmen.

88)	Re-measurement Clause

Charterer has the option to re-measure the vessel up or down as the case may be for the purpose of satisfying certain port/terminal regulations. All cost and time to be for Charterer’s account.

89)	Blending Clause

Owner agrees if requested to commingle, re-circulate or transfer cargo between tanks in accordance with Charterer’s instructions in order to obtain a homogenous blend subject only to the vessel’s safety and stability and pumping arrangement. Charterers shall indemnify the Owner/the vessel for any losses and damages in consequences of any commingling operation.

90)	Operational Compliance Clause

The Master shall telex or email his noon position, plus average speed, distance steamed, weather conditions and bunker ROB, every day during this charter. Furthermore the Master to keep Charterers fully advised of vessel’s ETA at all times and any change in ETA of more than 6 hours immediately be notified to Charterer.

Owner further undertakes that, unless Charterer requires otherwise, the Master will follow voyage orders issued by Charterer.

Owner shall be responsible for any consequences or additional expenses arising as a result of non-compliance with this clause.

If a conflict arises between terminal order and Charterers’ voyage instructions, Master is to stop cargo operations and to contact Charterer at once. Terminal orders shall never supersede Charterer’s voyage instructions and any conflict shall be resolved prior to resumption of cargo operations. The vessel is not to resume cargo operations until Charterer has directed the vessel to do so.

91)	Representative On Board Clause

a)
It is understood that the Owner/Master/Officers and Crew will give to the Charterer’s representative on board in port/at sea maximum assistance provided he does not interfere with the operation of the vessel and acts as an observer only.

b)
Charterer may at their option place a cargo transfer inspection representative on board to observe load/discharge of cargo during the period the vessel is in port. Charterer’s representative may render advice to the Master relative to avoidance of any type of pollution but he will not however, under any circumstances, order or direct the taking of any particular action by vessel or crew or interfere in any way with Master’s exercise of his authority.

92)	In Transit Loss Clause

Owner to be responsible for any cargo in-transit loss exceeding 0.5%, as determined by surveyor’s figures. In-transit loss is defined as the difference between vessel’s net standard volume after loading at the load port and before unloading at the discharge port, based on ship’s figures. Calculation to be based at 60 Deg F. Such losses to be deducted from hire at an amount equal to the FOB load port value of such cargo, plus hire and bunkers with respect thereto.

93)	Lightering Clause

It is understood that lighterage/top-off operations conducted in the usual lighterage areas, conducted in the customary manner and to the satisfaction of the Master, are allowed at Charterer’s expense asper Clause 85 hereof.

94)	Smuggling Clause

Any delay, expenses and/or fines incurred on the account of smuggling, to be for Owner’s account, if any caused by Master, Officers, Crew or Owner’s servant.

95)	Notice Of Readiness Clause

At every load port and discharge port, throughout the duration of this time charter, the vessel shall tender her NOR immediately on arrival in the customary way. Until such time as the vessel is all fast at the berth/jetty, the Master shall re-tender vessel’s NOR, daily, at 09:00 hours local time, to all parties as instructed in the Charterer’s load/discharge orders.

The text of subsequent daily NOR, as above, to be:

“Without prejudice to original NOR tendered …… Hrs on ….. 20 …. (to be completed as appropriate), on vessel’s arrival, please be advised that my vessel is/remains ready in all respects to commence loading/discharging (delete as appropriate) of the cargo of ….. (complete as appropriate)”.

96)	Pumping Logs Clause

At each port of discharge, the vessel is to maintain a proper and accurate discharge pumping record. This log must be countersigned by Master, Discharge Port Inspector and representative of the receiving terminal. On completion of discharge, this record is to be promptly faxed to Charterer.

97)	Communication Devices Clause

Owner guarantees that the vessel is equipped with technical and human means capable to send and receive via satellite or radio, all messages necessary to the commercial operation. In the event vessel trading to U.S.A. waters, Charterers to bear communication costs upto a maximum of U.S.$. 1,000 per month or pro rata. Vessel is fitted with a telex.

98)	Libyan Certificate Clause - Deleted

ADDITIONAL CLAUSES

99)
Trading worldwide within Institute Warranty Limits excluding United States of America but including LOOP and lightering locations in the US Gulf established by USCG 46, USC 3715 (B) and 33 CFR 156 and not less than 60 nautical miles from US. Also excluded are Cuba, Libya, Albania, Yugoslavia and territories formerly known as Yugoslavia, Iran and Iraq (but Al Bakr and Kharg Island to be within trading limits), war or war like zones and any country which may from time to time be prohibited by United Nations. Additional voyage premium that may be charged by Owner’s P&I Club for call to LOOP and lightering locations in U.S. Gulf to be on Charterers’ account.

Owner warrants that on delivery and throughout the period of the charter vessel is able to freely trade to and from Taiwanese safe ports and that there are no laws and regulations etc prohibiting such trade.
100)	Owners shall give Charterers 7, 5, 3, 1 days delivery notices. Charterers shall give Owners 20, 10, 7 days approximate and 5, 3 days definite notice of date and port of redelivery.

101)	With reference to Clause 99 additional premium chargeable by Owner’s P and I Club for trading to U.S.A. with persistent cargo shall be for Charterer’s account.

102)	Texaco Compatability Clause, as set out below, to apply:

If three grades loaded then at least two grades to be compatible and Owners not to be held responsible for contamination occurring in lines or pumps between such compatible grades.

103)	Profit Share Clause

Market evaluation based on BITR average AG/JAPAN (BITR TD3). The BITR average from AG/JAPAN route is to be calculated based on each published day during voyage period and then averaged. The average is then to be input into the actual performed voyage calculation using Worldscale flat rate as specified on this route, actual bunker consumption, actual bunker price, actual port charges and other actual cost/expenses.

Actual calculation to be agreed, but this is the concept:

1.	Net Voyage Day = (Hose off at discharging port of last voyage) - (Hose off At discharging port of current voyage) - (Off Hire)

2.	Bunker Price = Actual bunker price of voyage, which is as per bunker purchase Invoice

The concept of “First In, First Out” to apply. The remain bunker on board after voyage completed will take priority of use on the next voyage, i.e. at least two bunker price (invoices) will be applied to the voyage daily-return calculation.

3.	Bunker Consumption = Actual bunker consumption of voyage, which is as per Master’s report

4.	Port Charge = Actual port charge at loading / discharging ports of voyage, which Is as per agency’s disbursement / invoice

To avoid not to delay to daily-return calculation too much (due to late received disbursement / invoice from agencies), the following fixed port charge to be applied for loading at main Middle East ports. (if necessary, to be mutually discussed every year)

Name Of Port	Port Charges

Juaymah	US$	30,000
Ras Tanuar	US$	30,000
Ras Al Khafji	US$	36,500
Mina Al Ahmadi	US$	70,000
Das Island	US$	50,000
Zirk Island	US$	68,000
Sirri Island	US$	120,000
Kharg Island	US$	120,000
Mina Al Fahal	US$	56,000
Mailiao	US$	30,000
Halul Island	US$	75,000

5.	If cargo quantity < 260,000 mt, actual B/L quantity to apply. If > 260,000 mt, Overage = 50%.

6.	Commission = Actual brokerage commission payment

7.	WS Flat rate basis actual performed voyage to be applied.

8.	TD3 WS Assessment = The average daily BITR assessment for AG / Japan During the voyage, basis hose off/ hose off.

In case of carry own cargo, the TD3 WS assessment to apply.
In cast of sub-let out, the actual rate of the fixture to apply

9.	Daily Return = (TD3 voyage freight - bunker cost - port charge) / (Net voyage Day) = TD3 TC equivalent

TD3 “WS point” to apply only, not TD3 route to apply. i.e. voyage Freight calculations is always as per actual performed route.

10.	Additional specifications including fixing other parameters for voyage expenses (to avoid any misunderstandings) to be mutually agreed.

The average timecharter equivalent, less the base of USD43,500 is then to be distributed 50/50 spilt charterer/owner on semi annual basis. However, profits to be distributed on quarterly basis ( the non-completed voyage is to calculate based on the number of days the voyage took and divide the total earnings over that amount of days and pro-rata for the quarter. ) and paid provisionally within the following quarter. Such distribution/payment shall be adjusted by next quarter, i.e., off set between two quarter results so the average will become semi annual. Each semi annual settlement is then final, i.e. an average daily return under USD 38,500 or as such a loss, does not get carried forward to the next half year.

The attached sample calculation shall be incorporated in the charterparty as Exibit 1.

104)	Mutual Sales Option Clause

AAA)
The Charterers or the Owners may ask for a sale of the vessel at any time starting from the end of the first year of the timecharter provided that a price can be obtained that is at least $3 million over and above the following book values (starting from the end of the first year and then at the end of each year thereafter and pro-rata thereof):

End of year	1	US$ 109,250,000
	2	105,000,000
	3	100,700,000
	4	96,100,000
	5	91,300,000
	6	86,350,000
	7	81,150,000
	8	75,700,000
	9	69,900,000
	10	63,880,000

In case a sale is concluded under this Clause, this Charterparty shall be cancelled and any amount of net sales proceeds over and above the book values above shall will be shared on a 50/50 basis between the Charterer and the Owner.

BBB)
Either the Charterer or the Owner shall have the option to buy the vessel once either party calls for a sale at the same price that a third party is there to pay or by valuation from brokers (one broker to be appointed by each party and the average figure shall be applied) and if both parties wish to buy, then whoever out bids the other party shall buy the vessel.

CCC)
If the Charterer wishes to subcharter the vessel out for longer than six months, the Charterer shall obtain the Owner's prior consent. In case the sales option is called and a subcharter has not yet expired, then the vessel shall be sold with the subcharter attached, however, the charter between the Charterer and the Owner (ie: this Charterparty) shall be canceled. In a case where the subcharterer insists on remaining as a subcharterer to the Charterer and not directly with a third party buyer, then the Charterer shall remain in the middle, however, the charter rate shall be adjusted to the same rate as the subcharter on a back to back basis. To avoid the latter scenario, the Charterers shall use their best endeavours to fix subcharters on the basis that the ownership of the vessel may be changed with the approval of the subcharterer, however, such approval shall not be unreasonably withheld.

105)	Broker Commission

Commission of Usd 100.00 per day pro rata on Charter-hire to be paid by Owners to Swift Maritime Services Pte. Ltd.

END

/s/ Fred Cheng	/s/ JS Lai
Mr Fred Cheng	Mr JS Lai
(Designation)	General Manager
Shinyo Ocean Limited	International Trading Dept
Formosa Petrochemical Corp

Witness by :	Witness by :

106)	CharterParty Speeds and Consumptions:

Please note that the following clause number(s) are referring to "Shinyo Ocean" Charterparty.

Special Provisions (3):

Av Speed	Consumption (M/tDay) for M/E		Consumption (M/t Day) for Auxiliaries
(Knots)	Laden	Ballast	HFO	MGO
16.5	-	-	-	-
16.0	-	77.0	4.0	0.1
15.5	-	75.0	4.0	0.1
15.2	-	72.0	4.0	0.1
15.0	79.0	71.0	4.0	0.1
14.5	77.0	69.0	4.0	0.1
14.0	75.0	67.0	4.0	0.1
13.5	74.0	65.0	4.0	0.1
13.0	72.0	63.0	4.0	0.1

In port fuel oil / diesel oil consumption: 10.0 mt (ae + boiler) / day / DO nil

In port discharging / ballasting fuel oil consumption: 120 mt / day / DO nil

Standby with boiler on / turbo generator in operation fuel oil consumption: Not Applicable

Hotel assumed no operation and vessel idle with boiler off and not standby diesel oil consumption; DO 3.0 mt / day

Actual FO consumption versus speed will be reviewed 3 months after takeover of the vessel by new owners.

VOYAGE DAILY-RETURN CALCULATION (TC EQUIVALENT)

VOYAGE #		#001	FLAT RATE 11.96	USD/MT
LAYCAN		2006/12/6	PORT CHARGE	
LOAD	1	RAS TANURA	30,000.00	USD
	2			USD
	3			USD
	4			USD
DISCHARGE	1	MAILIAO	30,000.00	USD
	2			USD
	3			USD
	4			USD
FUJAIRAH		(FOR BUNKERING)	1,950.00	USD
		TOTAL (A)	61,950.00	USD

VOYAGE DISTANCE	10,742.00	MILES
TD3 ASSESSMENT	100.00	WS
VOYAGE COMMERENCE HOSE OFF (LAST VOYAGE)	2006/11/20 7:31	YY/MM/DD HH:MM
VOYAGE CREASE HOSE OFF (CURRENT VOYAGE)	2006/12/26 1:18	YY/MM/DD HH:MM
TIME FOR VOYAGE	35.74	DAY
TIME FOR OFF-HIRE	0.00	DAY
NET VOYAGE DAY	35.74	DAY
ADDRSSS COMMISSION	0.00	%
BUNKER PRICE	280.00	USD/MT
BUNKER CONSUMPTION	2,599.36	MT/VOYAGE

B/L Q'TY		BBL	260,000.000	MT		LT		
HIRE RATE	38,500.00/	USD/DAY	NET VOYAGE DAY	35.74	DAY	SUB (1)	1,376,027.43	USD
BUNKER PRICE	280.00	USD/MT	BUNKER CONSUMPTION	2,599.36	MT	SUB (2)	727,820.80	USD
PORT CHARGE	61,950.00	USD				SUB (3)	61,950.00	USD
BROKAGE	0.00	USD				SUB (4)	0.00	USD
CRITICAL COST	2,344,503.09	USD				VOYAGE COST	2,165,798.23	USD
VOYAGE FREIGHT	3,109,600.00	USD	TC EQUIVALENT	64,906.72	USD/DAY			
NET VOYAGE DAY	35.74	DAY						
DAILY-RETURN	64,906.72	USD/DAY						
50% SHARING	10,703.36	USD/VOYAGE